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                                                                    Exhibit 4.7

                                  AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT


     Amendment, dated as of March 26, 2001, to the Rights Agreement, dated as of June 26, 1997 (the "RIGHTS AGREEMENT"), by and between UroMed Corporation, a Massachusetts corporation (the "COMPANY"), and State Street Bank and Trust Company, a Massachusetts Trust Company (the "RIGHTS AGENT").

                               W I T N E S S E T H

     WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

     WHEREAS, Section 28 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of holders of the Company's common stock, par value $0.01 per share (the "COMMON STOCK");

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT") with SSGI, a California corporation, the stockholders of SSGI (the "SELLERS") and the Heintz Family Trust-1997 (the "TRUST") pursuant to which a wholly owned subsidiary of the Company (the "MERGER CORPORATION") will be merged with and into SSGI (the "MERGER"), and each outstanding share of common stock of SSGI, by virtue of the Merger, shall be cancelled and converted solely into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement);

     WHEREAS, prior to entering into the Merger Agreement, the Company desires to amend certain provisions of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:

     1. Section 1(a) of the Rights Agreement is amended by adding the following new paragraph at the end of Section 1(a):

     Notwithstanding anything in this Agreement to the contrary, Philip Heintz, Lillian Heintz and the Trust shall not be deemed to be an "Acquiring Person," and no Shares Acquisition Date, Distribution Date, Section 11(a)(ii) Event or
Section 13 Event shall occur, as a result of (i) the execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of March 26, 2001, by and among the Company, Providence Merger Corporation, SSGI, the stockholders of SSGI and the Trust, as the same may be amended from time to time (the "MERGER AGREEMENT") or the issuance of shares of Common Stock to Philip Heintz and Lillian Heintz pursuant to the Merger Agreement, (ii) any increase in the number of shares of Common Stock owned beneficially or of record by Philip Heintz or Lillian Heintz as a result of the vesting or exercise of options to purchase Common Stock granted to them by the Company or (iii) any increase in the percentage of total outstanding shares of Common Stock owned by Philip Heintz or Lillian Heintz resulting solely from a decrease in the total number of outstanding shares of Common Stock.


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                                      -2-

     2. Section 27 of the Rights Agreement is amended by replacing the following:

                  State Street Bank and Trust Company
                  c/o Boston Equiserve Limited Partnership
                  150 Royall Street
                  Canton, MA 021021
                  Attention:  Jennifer Brown

with

                  State Street Bank and Trust Company
                  c/o Equiserve Limited Partnership
                  150 Royall Street
                  Canton, MA 021021
                  Attention:  Client Administration

                  [Remainder of Page Intentionally Left Blank]



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


                                       UROMED CORPORATION


                                       By:/S/ DANIEL MUSCATELLO
                                          -------------------------------------
                                          Name:  Daniel Muscatello
                                          Title: Chief Executive Officer


                                       STATE STREET BANK AND TRUST COMPANY
                                       as Rights Agent


                                       By:/S/ CHARLES ROSSI
                                          -------------------------------------
                                          Name:  Charles Rossi
                                          Title: Division Presidnet